Exhibit 99.1

Preformed Line Products Announces Second Quarter And First Half 2018 Results

MAYFIELD VILLAGE, Ohio, Aug. 3, 2018 /PRNewswire/ -- Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for its second quarter and first six months of 2018.

Net income for the quarter ended June 30, 2018 was $6.7 million, or $1.33 per diluted share, compared to $4.2 million, or $.81 per diluted share, for the comparable period in 2017.

Net sales in the second quarter of 2018 increased 12% to $108.9 million, compared to $97.5 million in the second quarter of 2017.

Net income for the six months ended June 30, 2018 was $12.3 million, or $2.42 per diluted share, compared to $5.7 million, or $1.11 per diluted share, for the comparable period in 2017.

Net sales increased 14% to $207.1 million for the first six months of 2018 compared to $182.1 million in the first six months of 2017.

Currency translation rates favorably impacted net sales by $3.1 million for the first six months and $.4 million for the quarter ended June 30, 2018. Currency had a minimal impact on net income for each of the same periods of less than $.1 million.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "Our twelve percent sales increase for the quarter was notable on top of the seventeen percent increase we achieved in the same period last year. This evenly distributed sales increase across both our domestic and international business lines supports our global focus on growth, combined with our 71-year commitment to quality, innovation and customer service which continues to resonate with our customers and the markets we serve."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates two domestic manufacturing centers located in Rogers, Arkansas, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Brazil, Canada, China, Colombia, England, France, Indonesia, Malaysia, Mexico, New Zealand, Poland, Russia, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products and the mix of products sold, the relative degree of competitive and customer price pressure on the Company's products, the cost, availability and quality of raw materials required for the manufacture of products, and the Company's ability to continue to develop proprietary technology and maintain high quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2017 Annual Report on Form 10-K filed with the SEC on March 9, 2018 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS

(In thousands, except per share data)	Three Months Ended June 30		Six Months Ended June 30
	2018	2017	2018	2017

Net sales	$ 108,915	$ 97,512	$ 207,054	$ 182,081
Cost of products sold	73,712	67,839	140,333	127,743
GROSS PROFIT	35,203	29,673	66,721	54,338

Costs and expenses
Selling	9,471	8,626	18,332	16,910
General and administrative	11,288	10,772	22,203	21,101
Research and engineering	3,646	3,612	7,307	7,301
Other operating expense - net	1,465	369	1,800	474
	25,870	23,379	49,642	45,786

OPERATING INCOME	9,333	6,294	17,079	8,552

Other income (expense)
Interest income	134	160	229	264
Interest expense	(348)	(277)	(628)	(577)
Other income - net	105	81	173	137
	(109)	(36)	(226)	(176)

INCOME BEFORE INCOME TAXES	9,224	6,258	16,853	8,376

Income taxes	2,489	2,102	4,590	2,702

NET INCOME	$ 6,735	$ 4,156	$ 12,263	$ 5,674

BASIC EARNINGS PER SHARE
Net Income	$ 1.34	$ 0.81	$ 2.43	$ 1.11

DILUTED EARNINGS PER SHARE
Net Income	$ 1.33	$ 0.81	$ 2.42	$ 1.11

Cash dividends declared per share	$ 0.20	$ 0.20	$ 0.40	$ 0.40

Weighted-average number of shares outstanding - basic	5,044	5,116	5,045	5,117

Weighted-average number of shares outstanding - diluted	5,064	5,127	5,064	5,132

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Thousands of dollars, except share and per share data)	2018	2017

ASSETS
Cash and cash equivalents	$ 41,395	$ 44,358
Accounts receivable, less allowances of $3,144 ($3,325 in 2017)	78,107	73,972
Inventories - net	83,212	77,886
Prepaids	5,369	8,700
Other current assets	6,336	2,214
TOTAL CURRENT ASSETS	214,419	207,130

Property, plant and equipment - net	105,172	108,598
Other intangibles - net	9,093	10,020
Goodwill	15,867	16,544
Deferred income taxes	8,023	7,774
Other assets	11,506	9,719

TOTAL ASSETS	$ 364,080	$ 359,785

LIABILITIES AND SHAREHOLDERS' EQUITY

Trade accounts payable	$ 28,240	$ 25,141
Notes payable to banks	2,722	864
Current portion of long-term debt	1,448	1,448
Accrued compensation and amounts withheld from employees	13,431	11,461
Accrued expenses and other liabilities	18,981	23,919
TOTAL CURRENT LIABILITIES	64,822	62,833

Long-term debt, less current portion	37,308	34,598
Other noncurrent liabilities and deferred income taxes	22,421	23,817

SHAREHOLDERS' EQUITY
Shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,036,958 and
5,038,207 issued and outstanding, at June 30, 2018 and December 31, 2017	12,639	12,593
Common shares issued to rabbi trust, 269,358 and 289,026 shares at
June 30, 2018 and December 31, 2017, respectively	(10,988)	(11,834)
Deferred Compensation Liability	10,988	11,834
Paid-in capital	31,657	29,734
Retained earnings	321,954	311,765
Treasury shares, at cost, 1,282,476 and 1,258,069 shares at
June 30, 2018 and December 31, 2017, respectively	(69,929)	(68,115)
Accumulated other comprehensive loss	(56,792)	(47,440)
TOTAL SHAREHOLDERS' EQUITY	239,529	238,537

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 364,080	$ 359,785

CONTACT: Michael A. Weisbarth, Preformed Line Products, (440) 473-9246